Exhibit 99.2

News from Arch Coal, Inc.

FOR FURTHER INFORMATION:
Media — Kim Link (314) 994-2936
FOR IMMEDIATE RELEASE
Arch Coal Announces Fourth Dividend Increase in Five Years
     ST. LOUIS (April 24, 2008) — Arch Coal, Inc. (NYSE:ACI) today announced that its board of directors has approved an increase in the quarterly cash dividend from $0.07 per common share to $0.09 per common share. The dividend is payable June 13, 2008 to shareholders of record on May 30, 2008.
     “I’m pleased to announce Arch’s fourth dividend increase in the past five years,” said Steven F. Leer, chairman and chief executive officer of Arch Coal. “Today’s 29 percent dividend increase reflects the board’s confidence in Arch’s strong future prospects and rewards our shareholders for their continued investment.”
     St. Louis-based Arch Coal is one of the nation’s largest coal producers, with revenues of $2.4 billion in 2007. The company’s core business is providing U.S. power generators with cleaner-burning, low-sulfur coal for electric generation. Through its national network of mines, Arch supplies the fuel for roughly 6 percent of the electricity generated in the United States.
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Forward-Looking Statements: This press release contains “forward-looking statements” — that is, statements related to future, not past, events. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.” Forward-looking statements by their nature address matters that are, to different degrees, uncertain. For us, particular uncertainties arise from changes in the demand for our coal by the domestic electric generation industry; from legislation and regulations relating to the Clean Air Act and other environmental initiatives; from operational, geological, permit, labor and weather-related factors; from fluctuations in the amount of cash we generate from operations; from future integration of acquired businesses; and from numerous other matters of national, regional and global scale, including those of a political, economic, business, competitive or regulatory nature. These uncertainties may cause our actual future results to be materially different than those expressed in our forward-looking statements. We do not undertake to update our forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law. For a description of some of the risks and uncertainties that may affect our future results, you should see the risk factors described from time to time in the reports we file with the Securities and Exchange Commission.